Filed Pursuant to Rule 433

Registration No. 333-186803

Issuer Free Writing Prospectus dated May 1, 2013

Relating to Preliminary Prospectus Supplement dated May 1, 2013

TEXAS INSTRUMENTS INCORPORATED

Pricing Term Sheet

1.000% Notes due 2018

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:	$500,000,000

Maturity:	May 1, 2018

Coupon:	1.000%

Price to Public:	99.070% of principal amount

Interest Payment Dates:	May 1 and November 1 beginning on November 1, 2013, and on the maturity date

Day Count Convention:	30/360

Proceeds (before expenses) to TI:	$493,600,000

Benchmark Treasury:	0.625% due April 30, 2018

Spread to Benchmark Treasury:	55 basis points

Yield to Maturity:	1.193%

Benchmark Treasury Price and Yield:	99-29 1/4; 0,643%

Make-Whole Call:	At any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at the rate of Treasury plus 10 basis points

Trade Date:	May 1, 2013

Settlement Date:	May 8, 2013 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882508 AV6 / US882508AV68

Ratings:	Moody’s: A1 (stable outlook) S&P: A+ (stable outlook) Fitch: A+ (negative outlook)

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Citigroup Global Markets Inc. Mizuho Securities USA Inc.

2.250% Notes due 2023

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:	$500,000,000

Maturity:	May 1, 2023

Coupon:	2.250%

Price to Public:	98.073% of principal amount

Interest Payment Dates:	May 1 and November 1 beginning on November 1, 2013, and on the maturity date.

Day Count Convention:	30/360

Proceeds (before expenses) to TI:	$488,115,000

Benchmark Treasury:	2.000% due February 15, 2023

Spread to Benchmark Treasury:	85 basis points

Yield to Maturity:	2.469%

Benchmark Treasury Price and Yield:	103-14; 1.619%

Make-Whole Call:	At any time before February 1, 2023 (three months before the maturity date) at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at the rate of Treasury plus 15 basis points

Par Call:	At any time on or after February 1, 2023 (three months before the maturity date) at 100% of the principal amount of notes being redeemed

Trade Date:	May 1, 2013

Settlement Date:	May 8, 2013 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882508 AW4 / US882508AW42

Ratings:	Moody’s: A1 (stable outlook) S&P: A+ (stable outlook) Fitch: A+ (negative outlook)

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Citigroup Global Markets Inc. Mizuho Securities USA Inc.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment therefore on or about May 8, 2013, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533, Morgan Stanley & Co. LLC at (866) 718-1649, Citigroup Global Markets Inc. at (877) 858-5407 or Mizuho Securities USA Inc. at (866) 271-7403.

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